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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_________________________
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)
November 2, 2006

DRAVCO MINING INC.
(Exact name of registrant as specified in its charter)

NEVADA	000-50664	88-474904
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer ID)

580 Hornby Street
Suite 210
Vancouver, British Columbia
Canada V6C 3B6
(Address of principal executive offices and Zip Code)

(604) 687-6991
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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TABLE OF CONTENTS

ITEM 1.02	TERMINATION OF MATERIAL DEFINITIVE AGREEMENT

ITEM 5.02	DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS

SIGNATURES

ITEM 1.02     TERMINATION OF MATERIAL DEFINITIVE AGREEMENT

On September 21, 2006 we entered into a Letter of Intent with Intor Resources Corporation to acquire the 100% interest in the Golden Arrow Property formerly held by Nevada Sunrise, LLC the "Transaction". The foregoing acquisition is subject to us:

1.     Tendering for cancellation, the 10,000,000 shares currently owned by its President, Rodney Lozinski, and issuing 15,000,000 shares of common stock to Intor Resources Corporation, plus issuing an additional 5,000,000 restricted shares of common stock to be held in escrow for a period of one year from the date of the closing of the Transaction.

2.     Selling a minimum of 6,000,000 shares of common stock at a price of not less than $1.00 per share.

3.     Replacing our board of directors with individuals designated by Intor Resources Corporation.

On October 31, 2006 the foregoing agreement terminated.

ITEM 5.02     DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS

      a)     On November 7, 2006, Dr. Odin D. Christensen resigned as a member of the Board of Directors and Corporate Secretary of Dravco Mining Inc. (the "Company"). Dr. Christensen has resigned as Director of the Company to pursue other personal interests.

At the time of his resignation, Dr. Christensen possessed no Company securities nor is he owed any compensation for his services as a Director of the Company.

      b)     On November 7, 2006, Rodney Lozinski assumed the position of Secretary of the Company, which was vacated by Dr. Odin D. Christensen. Mr. Lozinski continues to serve as a member of the Board of Directors, President, Chief Financial and Chief Executive Officer, Principal Accounting Officer and Treasurer of Dravco Mining Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated this 7th day of November, 2006.

DRAVCO MINING INC.

BY:	RODNEY LOZINSKI
Rodney Lozinski, president, principal executive officer, and member of the board of directors